Free Writing Prospectus Dated January 8, 2009
Registration Statement No. 333-155418-02
Filed Pursuant to Rule 433 of the Securities Act of 1933
FINAL TERM SHEET

Issuer:	Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc.

Supplemental Indenture:	Seventy-sixth Supplemental Indenture, dated as of January 1, 2009

Format:	SEC Registered

Trade Date:	January 8, 2009

Settlement Date:	January 15, 2009

Security:	First Mortgage Bonds, 5.30% Series due 2019

Expected Ratings:	A2 (Moody’s); A- (S&P); A+ (Fitch)

Principal Amount:	$600,000,000

Date of Maturity:	January 15, 2019

Interest Rate:	5.30%

Interest Payment Dates:	Payable semi-annually on January 15 and July 15, commencing July 15, 2009

Public Offering Price:	99.908% of the principal amount thereof

Benchmark Treasury:	3.75% UST due on November 15, 2018

Benchmark Treasury Yield:	2.462%

Spread to Benchmark Treasury:	+285 basis points

Re-offer Yield:	5.312%

Redemption Terms:	Redeemable prior to maturity, at any time in whole or from time to time in part, at the option of the Company, at a make whole redemption price using the applicable Treasury rate plus 50 basis points (as defined and described in further detail in the Prospectus Supplement)

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Goldman, Sachs & Co.

Co-Managers:	Banc of America Securities LLC
Mitsubishi UFJ Securities International plc
BNY Mellon Capital Markets, LLC
SunTrust Robinson Humphrey, Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.